Exhibit 23.3
Consent of Independent Auditors

We consent to the incorporation by reference and use in this Registration Statement on Form S-8, of BG Staffing, Inc. of our report dated June 13, 2017, relating to the financial statements of Zycron, Inc. as of December 31, 2016 and for the year then ended included in the Company's Current Report on Form 8-K filed on April 6, 2017, as amended June 16, 2017.

/s/ Blankenship CPA Group, PLLC

Nashville, Tennessee

June 20, 2017